Exhibit 10.2

FIRST-TIER SALE AGREEMENT
between
FORD MOTOR CREDIT COMPANY LLC,
as Seller
and
FORD CREDIT AUTO LEASE TWO LLC,
acting with respect to its Series of
limited liability company interests designated as
the “20_-_ Series”, as Depositor
Dated as of _______, 20__

i

     FIRST-TIER SALE AGREEMENT, dated as of _______, 20__ (this “Agreement”), between FORD MOTOR CREDIT COMPANY LLC, a Delaware limited liability company, as Seller, and FORD CREDIT AUTO LEASE TWO LLC, a Delaware limited liability company, acting with respect to its Series of limited liability company interests designated as the “20_-_ Series,” as Depositor .
BACKGROUND
     On or prior to the date of this Agreement, CAB East LLC, a Delaware limited liability company (“CAB East”) and CAB West LLC, a Delaware limited liability company (“CAB West” and together with CAB East), the “Titling Companies”) issued to Ford Credit a note designated as the “20_-_ Exchange Note” having an initial aggregate outstanding principal balance of $[_______], a fixed interest rate of [__]% and a stated maturity date of [_____].
     Ford Credit and the Titling Companies have also designated the 20_-_ Reference Pool in respect of the 20_-_ Exchange Note and the Collateral Leases and Collateral Leased Vehicles comprising the 20_-_ Reference Pool.
     The Seller wishes to sell the 20_-_ Exchange Note and certain related property and rights to the Depositor on the terms and conditions of this Agreement.
ARTICLE I
USAGE AND DEFINITIONS
     Section 1.1. Usage and Definitions. Capitalized terms used but not otherwise defined in this Agreement are defined in Appendix 1 to the Exchange Note Supplement (the “Exchange Note Supplement”) to the Credit and Security Agreement (as defined below), dated as of _______, 20__, among the Titling Companies, as Borrowers, U.S. Bank National Association (“U.S. Bank”), as Administrative Agent, HTD Leasing LLC (“HTD”), as Collateral Agent, and Ford Motor Credit Company LLC (“Ford Credit”), as Lender and Servicer. Capitalized terms used but not otherwise defined in this Agreement or in Appendix 1 to the Exchange Note Supplement are defined in Appendix A to the Amended and Restated Credit and Security Agreement (the “Credit and Security Agreement”), dated as of December 1, 2006, among the Titling Companies and FCALM, LLC, as Borrowers, U.S. Bank, as Administrative Agent, HTD, as Collateral Agent and Ford Credit, as Lender and Servicer. Appendix 1 and Appendix A also contain rules as to usage applicable to this Agreement and are incorporated by reference into this Agreement.
ARTICLE II
SALE OF THE FIRST-TIER ASSETS
     Section 2.1. Sale of the First-Tier Assets.
     (a) Effective as of the 20_-_ Closing Date and immediately before the transaction pursuant to the Second-Tier Sale Agreement and the transactions contemplated by the Trust Agreement and the Indenture, the Seller sells and assigns to the Depositor, without recourse, the First-Tier Assets.

     (b) In consideration for the First-Tier Assets, the Depositor will pay to the Seller an amount equal to the net proceeds of the sale of the Class A Notes in cash by federal wire transfer on the 20_-_ Closing Date. The Depositor and the Seller each represents and warrants to the other that the amount of cash paid by the Depositor, together with the increase in the value in the Seller’s capital in the Depositor, is equal to the fair market value of the 20_-_ Exchange Note. The First Tier Assets will become the property and rights of the Depositor.
     (c) The sale, transfer, assignment and conveyance of the First-Tier Assets pursuant to this Agreement is without recourse, and the Seller does not guarantee payment on the First-Tier Assets or collection of any underlying asset included in the 20_-_ Reference Pool.
     Section 2.2. Closing; Further Assignments.
     (a) The sale and assignment of the First-Tier Assets will take place on the 20_-_ Closing Date concurrently with the closings under the Second-Tier Sale Agreement, the Indenture and the Initial Purchase Agreement.
     (b) The Seller acknowledges that (i) the Depositor will, pursuant to the Second-Tier Sale Agreement, sell, transfer, assign and convey the First-Tier Assets to the Issuer and assign its rights under this Agreement to the Issuer (and will execute a savings clause analogous to Section 2.3 in favor of the Issuer) and (ii) the Issuer will, pursuant to the Indenture, assign and pledge the First-Tier Assets and certain other property and rights to the Indenture Trustee for the benefit of the 20_-_ Secured Parties. The Seller consents to such assignments and pledge.
     (c) The Depositor acknowledges the appointment of Ford Credit as Servicer with respect to the Collateral Specified Interests pursuant to the Servicing Agreement and as Servicer with respect to the 20_-_ Reference Pool pursuant to the Servicing Supplement.
     Section 2.3. Intent; Savings Clause. It is the intention of the Seller and the Depositor that (i) the sale pursuant to Section 2.1 constitutes an absolute sale of the First-Tier Assets, including all monies paid thereon and all monies due thereon on or after the Cutoff Date, conveying good title to the First-Tier Assets free and clear of any Lien other than Permitted Liens, from the Seller to the Depositor and (ii) the First-Tier Assets not be a part of the Seller’s estate in the event of a bankruptcy or insolvency of the Seller. If, notwithstanding the intention of the Seller and the Depositor, such sale is deemed to be a pledge in connection with a financing or is otherwise deemed not to be a sale, the Seller grants, and the parties intend that the Seller grants, to the Depositor a security interest in the First-Tier Assets and the performance by the Seller of the obligation by the Seller to pay to the Depositor all amounts received with respect to the 20_-_ Exchange Note, and in such event, this Agreement will constitute a security agreement under applicable law and the Depositor will have all of the rights and remedies of a secured party and creditor under the UCC.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
     Section 3.1. Representations and Warranties of the Depositor. The Depositor represents and warrants to the Seller as of the date of this Agreement and as of the 20_-_ Closing Date:

     (a) Organization and Qualification. The Depositor is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. The Depositor is qualified as a foreign limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires such qualification, license or approval, unless the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under this Agreement.
     (b) Power, Authorization and Enforceability. The Depositor has the power and authority to execute, deliver and perform the terms of this Agreement. The Depositor has authorized the execution, delivery and performance of the terms of this Agreement. This Agreement is the legal, valid and binding obligation of the Depositor, enforceable against the Depositor, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.
     (c) No Conflicts and No Violation. The consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, will not (i) conflict with or result in any breach of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Depositor is a debtor or guarantor, (ii) result in the creation or imposition of any Lien upon any of the properties or assets of the Depositor pursuant to the terms of any such indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument (other than as contemplated by this Agreement), (iii) violate the certificate of formation of the Depositor or the Depositor LLC Agreement, or (iv) violate any law or, to the Depositor’s knowledge, any order rule or regulation applicable to the Depositor of any Governmental Authority having jurisdiction over the Depositor or its properties, the failure to comply with which would reasonably be expected to have a material adverse effect on the Depositor’s ability to perform its obligations under this Agreement.
     (d) No Proceedings. To the Depositor’s knowledge, there are no proceedings or investigations pending or overtly threatened in writing before any Governmental Authority having jurisdiction over the Depositor or its properties (i) asserting the invalidity of this Agreement, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect upon the Depositor’s ability to perform its obligations under this Agreement or the validity or enforceability of this Agreement, or (iv) that would reasonably be expected to (A) affect the treatment of the Notes as indebtedness for U.S. federal income tax purposes, (B) be deemed to cause a taxable exchange of the Notes for U.S. federal income tax purposes, or (C) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, in each case, other than such proceedings that, to the Depositor’s knowledge, would not reasonably be expected to have a material adverse effect upon the Depositor or materially and adversely affect the performance by the Depositor of its obligations under, or the validity and enforceability of, the 20_-_ Basic Documents or the Notes, or materially and adversely affect the tax treatment of the Issuer or the Notes.

     (e) Investment Company Act. The Depositor is not an “investment company” or a company “controlled by an investment company” within the meaning of the Investment Company Act.
     Section 3.2. Representations and Warranties of the Seller. The Seller represents and warrants to the Depositor as of the date of this Agreement and as of the 20_-_ Closing Date:
     (a) Organization and Qualification. The Seller is duly organized and validly existing as a limited liability company in good standing under the laws of the State of Delaware. The Seller is qualified as a foreign limited liability company in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of its properties or the conduct of its activities requires such qualification, license or approval, unless the failure to obtain such qualifications, licenses or approvals would not reasonably be expected to have a material adverse effect on the Seller’s ability to perform its obligations under this Agreement.
     (b) Power, Authorization and Enforceability. The Seller has the power and authority to execute, deliver and perform the terms of this Agreement. The Seller has duly authorized the execution, delivery and performance of the terms of this Agreement. This Agreement is the legal, valid, binding obligation of the Seller, enforceable against the Seller, except as the same may be limited by insolvency, bankruptcy, reorganization or other laws relating to the enforcement of creditors’ rights or by general equitable principles.
     (c) No Conflicts and No Violation. The consummation of the transactions contemplated by this Agreement, and the fulfillment of the terms of this Agreement, will not (i) conflict with or result in any breach of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument under which the Seller is a debtor or guarantor, (ii) result in the creation or imposition of any Lien upon any of the properties or assets of the Seller pursuant to the terms of any such indenture, mortgage, deed of trust, loan agreement, guarantee or similar agreement or instrument (other than as contemplated by this Agreement), (iii) violate the certificate of formation of the Seller or the limited liability company agreement of the Seller or (iv) violate any law or, to the Seller’s knowledge, any order, rule or regulation applicable to the Seller of any Governmental Authority having jurisdiction over the Seller or its properties, the failure to comply with which would reasonably be expected to have a material adverse effect upon the Seller’s ability to perform its obligations under this Agreement.
     (d) No Proceedings. To the Seller’s knowledge, there are no proceedings or investigations pending or overtly threatened in writing before any Governmental Authority having jurisdiction over the Seller or its properties (i) asserting the invalidity of this Agreement (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement, (iii) seeking any determination or ruling that would reasonably be expected to have a material adverse effect upon the Seller’s ability to perform its obligations under this Agreement, or (iv) that would reasonably be expected to (A) affect the treatment of the Notes as indebtedness for U.S. federal income tax purposes, (B) be deemed to cause a taxable exchange of the Notes for U.S. federal income tax purposes, or (C) cause the Issuer to be treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, in each case, other than such proceedings that, to the Seller’s knowledge, would not reasonably be expected to have a material adverse effect upon the Seller or materially and adversely affect the performance by the Seller of its obligations under, or the validity and enforceability of, the 20_-_ Basic Documents or the Notes, or materially and adversely affect the tax treatment of the Issuer or the Notes.
     Section 3.3. Representations of the Seller and the Depositor. The respective agreements, representations, warranties and other statements by the Seller and the Depositor set forth in or made pursuant to this Agreement will remain in full force and effect and will survive the closing under Section 2.2.
ARTICLE IV
CONDITIONS
     Section 4.1. Conditions to Obligation of the Depositor. The obligation of the Depositor to purchase the First-Tier Assets as set forth in Section 2.1 is subject to the satisfaction of the following conditions:
     (a) Representations and Warranties True. The representations and warranties of the Seller contained in Section 3.2 will be true and correct on the 20_-_ Closing Date, and the Seller will have performed on or prior to the 20_-_ Closing Date all obligations to be performed by the Seller under this Agreement on or prior to the 20_-_ Closing Date.
     (b) Delivery of 20_-_ Exchange Note. The Seller has delivered to the Depositor the 20_-_ Exchange Note, registered in the name of Ford Credit Auto Lease Two LLC or its assignee or endorsed in blank by an effective endorsement.
     (c) Documents to be Delivered by the Seller. On the 20_-_ Closing Date, the Seller will deliver such other documents as the Depositor may reasonably request.
     (d) Other Transactions. The transactions contemplated by the Credit and Security Agreement, the Exchange Note Supplement, the Second-Tier Sale Agreement, the Indenture and the Initial Purchase Agreement will be consummated on or prior to the 20_-_ Closing Date.
     Section 4.2. Conditions to Obligation of the Seller. The obligation of the Seller to sell the 20_-_ Exchange Note to the Depositor as set forth in Section 2.1 is subject to each representation and warranty of the Depositor as set forth in Section 3.1 being true and correct on the 20_-_ Closing Date, and each obligation to be performed by the Depositor under this Agreement on or prior to the 20_-_ Closing Date having been performed on or prior to the 20_-_ Closing Date.
     Section 4.3. Deemed Satisfaction of Conditions. Upon the transfer of the First-Tier Assets to, and the purchase of the First-Tier Assets by, the Depositor, all of the conditions set forth in this Article IV will be deemed to have been satisfied.

ARTICLE V
COVENANTS OF THE SELLER
     Section 5.1. Protection of Right, Title and Interest to the First-Tier Assets.
     (a) The Seller will file financing statements and continuation statements in the manner and place required by Applicable Law to preserve, maintain and protect the interest of the Depositor in the First-Tier Assets. The Seller will deliver to the Depositor file-stamped copies of, or filing receipts for, any financing statement and continuation statement promptly upon such document becoming available following filing.
     (b) The Seller authorizes the Depositor to file any financing or continuation statements, and amendments to such statements, in all jurisdictions and with all filing offices as the Depositor may determine are necessary or advisable to preserve, maintain and protect the interest of the Depositor in the First-Tier Assets. Such financing and continuation statements may describe the First-Tier Assets in any manner as the Depositor may reasonably determine to ensure the perfection of the interest of the Depositor in the First-Tier Assets. The Depositor will deliver to the Seller file-stamped copies of, or filing receipts for, any financing statement and continuation statement promptly upon such document becoming available following filing.
     (c) The Seller will give the Depositor at least 60 days’ prior notice of any relocation of its chief executive office or change in its corporate structure, form of organization or jurisdiction of organization if, as a result of such relocation or change, Section 9-307 of the UCC could require the filing of a new financing statement or an amendment to a previously filed financing or continuation statement and will promptly file any such new financing statement or amendment. The Seller will maintain its chief executive office within the United States and will maintain its jurisdiction of organization in only one State.
     (d) The Seller will not change its name in any manner that could make any financing statement or continuation statement filed in accordance with this Section 5.1 seriously misleading within the meaning of Section 9-506 of the UCC, unless it has given the Depositor at least five days’ prior notice of such change and promptly files appropriate amendments to all previously filed financing statements.
     Section 5.2. Other Liens or Interests. Except for the sales, and assignments under this Agreement, the Seller will not sell, contribute, pledge, assign, transfer or allow to be issued any First-Tier Asset to any other Person, or grant, create, incur, assume or suffer to exist any Lien on any interest therein, and the Seller will defend the right, title, and interest of the Depositor in, to and under the First-Tier Assets against all claims of third parties claiming through or under the Seller. However, the Seller’s obligations under this Section 5.2 with respect to the First-Tier Assets will terminate upon the payment in full of the 20_-_ Exchange Note pursuant to the Credit and Security Agreement and the Exchange Note Supplement.
     Section 5.3. Indemnification. The Seller will be liable under this Agreement only to the extent of the obligations specifically undertaken by the Seller under this Agreement, and agrees to the following:

     (a) The Seller will indemnify, defend and hold harmless the Depositor, and its officers, directors, employees and agents, from and against any and all costs, expenses, losses, damages, claims and liabilities arising out of, or imposed upon the Depositor through the willful misconduct, negligence or bad faith of the Seller in the performance of its duties under this Agreement or by reason of reckless disregard of the Seller’s obligations and duties under this Agreement.
     (b) Promptly upon receipt by the Depositor, or any of its officers, directors, employees and agents, of notice of the commencement of any suit, action, claim, proceeding or governmental investigation against it, the Depositor will, if a claim in respect of such suit, action, claim, proceeding or investigation is to be made against the Seller under this Section 5.3, notify the Seller of the commencement of such suit, action, claim, proceeding or investigation. The Seller may participate in and assume the defense and settlement of any such suit, action, claim, proceeding or investigation at its expense, and no settlement of such suit, action, claim, proceeding or investigation may be made without the approval of the Seller and the Depositor, which approvals will not be unreasonably withheld or delayed. The Seller’s obligations under this Section 5.3 will include reasonable fees and expenses of counsel and expenses of litigation. After notice from the Seller to the Depositor of the Seller’s intention to assume the defense of such suit, action, claim, proceeding or investigation with counsel reasonably satisfactory to the Depositor, and so long as the Seller so assumes the defense of such suit, action, claim, proceeding or investigation in a manner reasonably satisfactory to the Depositor, the Seller will not be liable for any expenses of counsel to the Depositor unless there is a conflict between the interests of the Seller and the Depositor, in which case the Seller will pay for the separate counsel to the Depositor.
     (c) If the Seller makes any indemnity payments pursuant to this Section 5.3 and the Depositor thereafter collects any of such amounts from others, the Depositor will promptly repay such amounts to the Seller, without interest.
     (d) The indemnity obligations set forth in Section 5.3(a) will be in addition to any obligation that the Seller may otherwise have and will survive the termination of this Agreement.
     Section 5.4. Obligations of the Seller. The obligations of the Seller under this Agreement will not be affected by reason of any invalidity, illegality or irregularity of the 20_-_ Exchange Note or any Collateral Lease or Collateral Leased Vehicle included in the 20_-_ Reference Pool.
ARTICLE VI
MISCELLANEOUS
     Section 6.1. Amendment.
     (a) This Agreement may be amended by the Depositor and the Seller, with prior notice by the Seller to the Rating Agencies, for any purpose if either (i) the Depositor or the Seller delivers an Opinion of Counsel to the Issuer, the Owner Trustee and the Indenture Trustee, in form reasonably satisfactory to them, to the effect that such amendment will not adversely affect the interests of the Noteholders in any material respect or (ii) the consent of the Noteholders of a majority of the Note Balance of each Class of Notes Outstanding adversely affected in any material respect is obtained (with each affected Class voting separately, except that all Noteholders of Class A Notes will vote together as a single class).
     (b) If the consent of the Noteholders is required, they do not need to approve the particular form of any proposed amendment so long as their consent approves the substance of the proposed amendment.
     (c) Promptly upon the execution of any amendment in accordance with this Section 6.1, the Seller will send a copy of such amendment to the Indenture Trustee and each Rating Agency.
     Section 6.2. Notices.
     (a) All notices, requests, demands, consents, waivers or other communications to or from the parties to this Agreement must be in writing and will be deemed to have been given:
     (i) upon delivery or, in the case of a letter mailed by registered first class mail, postage prepaid, three days after deposit in the mail,
     (ii) in the case of a fax, when receipt is confirmed by telephone, reply email or reply fax from the recipient,
     (iii) in the case of an email, when receipt is confirmed by telephone or reply email from the recipient, and
     (iv) in the case of an electronic posting to a password-protected website to which the recipient has been provided access, upon delivery of an email to such recipient stating that such electronic posting has occurred.
     Any such notice, request, demand, consent or other communication must be delivered or addressed as set forth on Schedule A to the Indenture or at such other address as any party may designate by notice to the other parties.
     (b) Any notice required or permitted to be mailed to a Noteholder must be sent by overnight delivery, mailed by registered first class mail, postage prepaid, or sent by fax, to the address of such Person as shown in the Note Register. Any notice so mailed within the time prescribed in this Agreement will be conclusively presumed to have been properly given, whether or not the Noteholder receives such notice.
     Section 6.3. Costs and Expenses. The Seller will pay all expenses incurred in the performance of its obligations under this Agreement and all reasonable out-of-pocket costs and expenses of the Depositor in connection with the perfection as against third parties of the Depositor’s right, title and interest in and to the First-Tier Assets and the enforcement of any obligation of the Seller hereunder.
     Section 6.4. Successors and Assigns. All covenants and agreements contained herein will be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, all as provided in this Agreement. Any request, notice, direction, consent, waiver or other instrument or action by a party to this Agreement will bind the successors and assigns of such party. Except as otherwise provided in this Agreement, no other Person will have any right or obligation under this Agreement.
     Section 6.5. No Petition. Each party to this Agreement covenants that for a period of one year and one day (or, if longer, any applicable preference period) after payment in full of the Notes, all Exchange Notes, and all distributions to all Holders of Certificates and all holders of any other Securities (as defined in the related Titling Company Agreement) the payments on which are derived in any material part from amounts received with respect to any Titling Company Assets (as defined in the applicable Titling Company Agreements), it will not institute against, or join any Person in instituting against, the Issuer, the Depositor, any Holding Company, any Titling Company, or the Holders of the Collateral Specified Interest Certificates any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any United States federal or state bankruptcy or similar law in connection with any obligations relating to the 20_-_ Exchange Note, the Notes, this Agreement or any of the other 20_-_ Basic Documents and agrees it will not cooperate with or encourage others to file a bankruptcy petition against the Issuer, the Depositor, any Holding Company, any Titling Company or the Holders of the Collateral Specified Interest Certificates during the same period.
     Section 6.6. Limited Recourse. The Seller and the Depositor agree that any claim that the Seller or the Depositor may seek to enforce against each other is limited to the First-Tier Assets only and does not represent a claim against the assets of the Seller or the Depositor as a whole or any assets other than the First-Tier Assets.
     Section 6.7. Subordination.
     (a) The Seller and the Depositor agree that any claim that the Seller or the Depositor may seek to enforce at any time against any assets of the Seller or the Depositor other than the First-Tier Assets will be subordinate to the payment in full of all other claims with respect to such other assets. However, this Section 6.7(a) will not limit, subordinate or otherwise modify any claims against the Seller or the Depositor with respect to any right to indemnification, commitment to repurchase or other obligation of the Seller or the Depositor relating to:
     (i) any of the assets related to the First-Tier Assets,
     (ii) any related credit enhancement,
     (iii) any transactions entered into in connection with the 20_-_ Exchange Note (or the beneficial interest therein),
     (iv) any administrative services performed in connection with the First-Tier Assets,
     (v) any related servicing obligation, or
     (vi) any obligation to any Person acting as trustee, registrar or administrator (including as Titling Company Registrar, owner trustee or indenture trustee).

     (b) The Seller agrees that any claim that the Seller may seek to enforce against the Depositor or any of its assets will be subordinate to the payment in full of the principal of and interest on the Notes.
     (c) The parties to this Agreement intend that Section 6.7(a) and Section 6.7(b) constitute an enforceable subordination agreement under Section 510(a) of the Bankruptcy Code.
     Section 6.8. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     Section 6.9. Submission to Jurisdiction. The parties submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York, New York for purposes of all legal proceedings arising out of or relating to this Agreement. The parties irrevocably waive, to the fullest extent they may do so, any objection that they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.
     Section 6.10. WAIVER OF JURY TRIAL. Each party to this agreement irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated by this agreement.
     Section 6.11. Severability. If any of the covenants, agreements or terms of this Agreement is held invalid, illegal or unenforceable, then it will be deemed severable from the remaining covenants, agreements or terms of this Agreement and will in no way affect the validity, legality or enforceability of the remaining Agreement.
     Section 6.12. Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart will be an original, and all counterparts will together constitute one and the same instrument.
     Section 6.13. Headings. The headings in this Agreement are included for convenience only and will not affect the meaning or interpretation of this Agreement.
     Section 6.14. No Waiver; Cumulative Remedies. No failure or delay of the Depositor in exercising any power, right or remedy under this Agreement will operate as a waiver. No single or partial exercise of any power, right or remedy precludes any other or further exercise of such power, right or remedy or the exercise of any other power, right or remedy. The powers, rights and remedies provided in this Agreement are in addition to any powers, rights and remedies provided by law.
[Remainder of Page Intentionally Left Blank]

EXECUTED BY:

FORD MOTOR CREDIT COMPANY LLC, acting with respect to the 20_-_ Exchange Note, as Seller
By:
	Name:	Scott D. Krohn
	Title:	Assistant Treasurer

FORD CREDIT AUTO LEASE TWO LLC, acting with respect to its Series of limited liability company interests designated as the “20_-_ Series,” as Depositor
By:
	Name:	Scott D. Krohn
	Title:	President and Assistant Treasurer
[Signature Page to the First-Tier Sale Agreement]